Exhibit 99.1

Oxbridge Re Holdings Limited Reports Fourth Quarter and Full Year 2014 Results

GRAND CAYMAN, Cayman Islands, March 18, 2015 — Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 - Highlights

•	Net income totaled $1.7 million or $0.28 basic and diluted earnings per common share compared with $379,000 or $0.34 basic and diluted earnings per common share in the fourth quarter of 2013. The increase in net income was primarily driven by an increase in net premiums earned and investment income. The decrease in basic and diluted earnings per share was the result of the increase in the number of common shares outstanding, increasing from 1.1 million in the fourth quarter of 2013 to 6.0 million in the fourth quarter of 2014 as a result of the initial public offering in March of 2014.

•	Net earned premiums totaled $1.6 million compared with $635,000 in the fourth quarter of 2013. The increase was driven by the growth in the number and size of reinsurance contracts placed.

•	Total expenses, including policy acquisition costs, underwriting expenses and administrative expenses were $471,000 compared with $256,000 in the fourth quarter of 2013. The increase was due primarily to an increase in assumed premiums and consequently the increase in brokerage fees and federal excise taxes, as well as increased administrative expenses from additional reporting requirements and an increase in business activities applicable to public companies.

•	At December 31, 2014, the company had $33.5 million of cash and cash equivalents, and restricted cash and cash equivalents.

•	Investment income for the quarter totaled $525,000 compared with nil in the fourth quarter of 2013.

•	The company paid dividends of $0.12 per share during the fourth quarter of 2014 while no dividends were paid in the same year-ago period.

Full Year Ended December 31, 2014 - Financial Results

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Net income totaled $4.0 million or $0.82 basic and diluted earnings per common share compared with $853,000 net income or $0.88 basic and diluted earnings per share for 2013. Operations and underwriting commenced in June 2013, as such, only seven months of revenue was recognized during 2013 compared with 12 months of results during 2014. That said, the 2014 results were driven by the increase in premium income and the decrease in preopening and organizational costs. Also contributing to the increase in net income during the year ended December 31, 2014 was $740,000 of investment income for 2014, compared with $0 in 2013, as investing in fixed-maturity and equity securities commenced in August 2014. The decrease in basic and diluted earnings per share was the result of the increase in the number of shares outstanding, increasing from 1.1 million in the fourth quarter of 2013 to 6.0 million as a result of the initial public offering in March 2014.

•	Gross premiums increased to $14.3 million compared with $4.9 million for the period from April 4, 2013 (inception) to December 31, 2013. The increase was driven by continued growth in the number and size of reinsurance contracts placed.

•	Net earned premiums totaled $4.8 million compared with $1.5 million for the period from April 4, 2013 (inception) to December 31, 2013. The increase was driven by the continued growth in the number and size of reinsurance contracts placed.

•	Policy acquisition costs and underwriting expenses were $431,000 compared with $96,000 for the period from April 4, 2013 (inception) to December 31, 2013. The increase was primarily due to the recording of an underwriting consulting expense of $150,000, as well as the increase in assumed premiums, and consequently, increase in brokerage fees and federal excise taxes.

•	General and administrative expenses totaled $1.1 million compared with $389,000 in 2013. The increase was due to an increase in expenses from additional reporting requirements and an increase in business activities applicable to public companies. Additionally, operations and underwriting commenced in June 2013. As such, only seven months of policy acquisition costs and underwriting expenses, as well as general and administrative expenses were recognized during 2013 compared with 12 months of comparable expenses in 2014.

•	The company paid dividends of $0.48 per share during 2014 and did not pay any dividends in 2013.

Full Year Ended December 31, 2014 - Financial Ratios

•	The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to premiums earned. There were no losses incurred during 2014 or during 2013, resulting in a loss ratio of 0.0%.

•	The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio was 9% compared with 6% one year ago. The increase was primarily due to the recording of an underwriting consulting expense.

•	The expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and other administrative expenses to net premiums earned. The expense ratio remained fairly constant at 32% for the 2014 and 2013 periods.

•	The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio remained fairly constant at 32% for the 2014 and 2013 periods.

Management Commentary

“We are extremely pleased with our results for our first full year of operations,” said Jay Madhu, CEO of Oxbridge Re Holdings Limited. “We have paid dividends for the full year totaling $0.48 per share, which represents a solid dividend yield. We continue to be opportunistic in our underwriting and investment income strategy.”

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge’s licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company’s ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” and the company’s common stock is included in the Russell Microcap Index.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Media Contact:

Suzie Boland

RFB Communications Group

813-259-0345

sboland@rfbcommunications.com

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At December 31,
	2014	2013
Assets

Investments:

Fixed-maturity securities, available for sale, at fair value (amortized cost: $3,681 and $0, respectively)	$3,659	—
Equity securities, available for sale, at fair value (cost: $8,140 and $0, respectively)	8,179	—

Total investments	11,838	—
Cash and cash equivalents	5,317	695
Restricted cash and cash equivalents	28,178	10,118
Accrued interest and dividend receivable	22	—
Premiums receivable	4,081	—
Deferred policy acquisition costs	132	69
Prepayment and other receivables	80	64
Prepaid offering costs	—	417
Property and equipment, net	46	—

Total assets	$49,694	11,363

Liabilities and Shareholders’ Equity

Liabilities:
Reserve for losses and loss adjustment expenses	$—	—
Loss experience refund payable	7,133	1,367
Unearned premiums reserve	5,744	2,036
Accounts payable and other liabilities	109	511

Total liabilities	12,986	3,914

Shareholders’ equity:

Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 6,000,000 and 1,115,350 shares issued and outstanding)	6	1
Additional paid-in capital	33,540	6,595
Retained earnings	3,145	853
Accumulated other comprehensive income	17	—

Total shareholders’ equity	36,708	7,449

Total liabilities and shareholders’ equity	$49,694	11,363

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Consolidated Statements of Income

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended December 31,		Year Ended December 31,	Period from April 4, 2013 (date of incorporation) to December 31,
	2014	2013	2014	2013

Revenue
Assumed premiums	$—	—	$14,293	4,886
Change in loss experience refund payable	(2,052)	(586)	(5,766)	(1,367)
Change in unearned premiums reserve	3,688	1,221	(3,708)	(2,036)

Net premiums earned	1,636	635	4,819	1,483
Net realized investment gains	476	—	641	—
Net investment income	49	—	99	—

Total revenue	2,161	635	5,559	1,483

Expenses
Policy acquisition costs and underwriting expenses	129	41	431	96
Preopening and organizational costs	—	—	—	145
General and administrative expenses	342	215	1,128	389

Total expenses	471	256	1,559	630

Net income	1,690	379	$4,000	853

Earnings per share

Basic and Diluted	$0.28	0.34	$0.82	0.88

Weighted average shares outstanding

Basic and Diluted	6,000,000	1,115,350	4,862,479	972,540

Dividends paid per share	$0.12	—	$0.48	—

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